bacbamer.hn

Tegucigalpa
Blvd. Suyapa, Fte. a Emisoras Unidas
Apdo. Postal No. 1156
PBX (504) 206-7200

San Pedro Sula
Col. Colombia, Ave. Circunvalación
Apdo. Postal No. 1914
PBX (504) 557-4350

La Ceiba
Ave. San Isidro, 15 calle, Bo. Solares Nuevos
PBX (504) 443-0668

San Pedro Sula
October 02,2009

Gentlemen
PriceSmart Honduras, SA de C.V.

Attention:

Mrs. Susan Altamirano
Legal Representative

Dear Mrs.  Altamirano:

We hereby inform you that our Bank has authorized the renewal of the revolving line of credit for the company you represent, with the following terms and conditions:

Applicant:
PriceSmart Honduras, SA de C.V.

Sum of the Credit  Line:
$3,000,000 (three million US dollars) or its equivalent in local currency, which may be used as follows:
a. Direct loans of up to $3,000,000.00
b. Bank guarantee for up to $3,000,000.00
c. overdrafts and unconfirmed funds For up to $3,000,000.00

Credit Line Expiration
Credit Line expires on September 17, 2010

Payment Method: Objective:
20% withholding on daily invoicing through Credomatic

Guarantee: (*) Interest Rate:
Working Capital Direct loans and/or overdrafts and unconfirmed funds

Conditions of Ownership:
Without collateral

As per that negotiated

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Loans shall be granted to the company while owned by the current shareholders (individuals) or while the legal entities to which it belongs are, in turn, owned by such shareholders.  The creditor is hereby authorized to accept or reject the new shareholder(s), for which purpose such may perform the assessments it deems convenient and request the granting of complementary surety bonds or guarantees or otherwise consider the availability to have expired.

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The debtor is bound to immediately notify the creditor regarding any modification in the general powers of attorney, of those persons previously authorized to instruct the creditor or regarding any other relevant change, holding the creditor harmless of any responsibility that the noncompliance of this clause could produce in the Debtor availabilities that are in effect.

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Commissions:
To be negotiated in accordance with each operation

VERSION 6

F 7.5.29.0.4

Other terms and conditions:
 ■     The Debtor(s) is(are) bound to provide provisional inancial information, on a quarterly basis, as well as any information required by the creditor for its correct assessment, signed by the accountant and legal representative, as well as the audited financial statements corresponding to the end of the period, a maximum of 90 days after the end of the fiscal year.

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The creditor may perform a periodic review of the Debtor, based on the financial situation of the latter, as well as any other availability it has with the debtor, prior to assessing the financial situation and any other element that is, in its opinion, necessary. The Bank shall have the exclusive right to interrupt the effectiveness of this availability of funds, if the financial information is not up to date or should any circumstances justifying such interruption exist.

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Disbursements made by the Bank are subject to the availability of resources from the approved sources so that the Bank shall have  any liability whatsoever for the non disbursement of the available balances.

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The Debtor expressly and irrevocably grants its authorization for any commission, valuation, fiscal matter, review of guarantee expenses, bounced checks o any current or future expense directly or indirectly related with the effective credit availabilities to be debited from the deposits of any type kept by the client or that the client should subsequently hold with this institution or any other subsidiary of Grupo Financiero BAC Credomatic Network.

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All payments made by the Debtor shall be free and deductible of any current tax, charges, duties, liens, withholding or contribution or those that may be imposed in the future by any political, administrative or jurisdictional authority of the Debtor’s domicile.  In the event that the Debtor is or becomes compelled to deduct or withhold any sum for any reason, such shall increase the payment in such manner that the creditor will receive the full sum to which it is entitled, on the due date, as per the terms and conditions of this loan. In the event of delays, in addition to interests for payment in arrears, the bank may charge an established sum for the concept of administrative collection expenses.

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The Debtor undertakes the granting of the necessary additional guarantees or, in the absence of such, to cancel the effective availabilities in the event that the Bank, the regulatory authorities or any other entity authorized for such purposes should reclassify the risk category.

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The Bank reserves the right to no longer enable the use of the line of credit if the regulatory conditions or if, in its exclusive opinion, the financial conditions of the market, the creditor or the Debtor justify such right.

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Should changes be made in the future to the legal provisions regulating the banking business, which result in an increase in cost for the Bank, the latter may increase its referenced interest rate margin, as long as it is necessary in order to cover such increase.   Default in payment of the increase shall entitle the Bank to proceed with the early termination of this loan.

VERSION 6

F 7.5.29.0.4

In acceptance of the aforementioned terms and conditions, we ask that you return this letter signed by the legal representative(s) in the space provided for such purpose, below.

Sincerely,
Corporate

TalMG, Keidar Carcamo
Corporate Credit Analyst

We hereby declare that we except the terms and conditions of the line of credit granted to the company we represent.

PriceSmart Honduras, SA de C.V.

[Name]

Susan Andrea Altamirano Cisneros ID. 0501-1974-09899

Signature
Date:

October 14, 2009

VERSION 6

F 7.5.29.0.4